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                     June 8, 2020

       Dean Huge
       Chief Financial Officer
       Canfield Medical Supply, Inc.
       1314 E. Las Olas Boulevard, Suite 221
       Fort Lauderdale, FL 33301

                                                        Re: Canfield Medical
Supply, Inc.
                                                            Preliminary
Information Statement on Schedule 14C
                                                            Filed May 28, 2020
                                                            File No. 000-55114

       Dear Mr. Huge:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing
       cc:                                              Darrin Ocasio